Exhibit 5.1

Opinion of Goldfarb, Levy, Eran, Meiri & Co.

Europe-Israel Tower
2 Weizmann Street
Tel Aviv, 64239
Telephone (972-3) 608-9999
Fax (972-3) 608-9909
E-mail: le@glelaw.com

January 3, 2006

Metalink Ltd.

Yakum Business Park

Yakum 60972, Israel

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”), to be filed by Metalink Ltd., an Israeli company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,500,000 of the Company’s Ordinary Shares, nominal value NIS 0.10 each (the “Shares”), to be issued upon the exercise of share options granted under the Company’s 2003 Share Option Plan (the “2003 Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

As Israeli counsel to the Company, we have examined such corporate records, other documents of the Company and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the 2003 Plan will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/Goldfarb, Levy, Eran, Meiri & Co.